SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):

July 11, 2003

CT COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

NORTH CAROLINA

0-19179

56-1837282

(STATE OR OTHER

(COMMISSION

(IRS EMPLOYER

JURISDICTION

FILE NUMBER)

 IDENTIFICATION

OF INCORPORATION)

NUMBER)

CT COMMUNICATIONS, INC.

1000 PROGRESS PLACE NE

P.O. BOX 227

CONCORD, NORTH CAROLINA

28026-0227

(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

(ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:

(704) 722-2500

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.  Other Events

CT Communications, Inc. announced that James L. Moore, Jr. will join the Board of Directors effective immediately.  Mr. Moore will replace Jerry H. McClellan, who is retiring after serving on the CT Communications, Inc. Board for 19 years.

ITEM 7.  Financial Statements and Exhibits

(c)

Exhibits.

99.1

Press Release, dated July 11, 2003, announcing that James L. Moore, Jr. will join the Board of Directors effective immediately.  Mr. Moore will replace Jerry H. McClellan, who is retiring after serving on the CT Communications, Inc. Board for 19 years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CT Communications, Inc.

Date: July 15, 2003

By: /s/ Ronald A. Marino

Ronald A. Marino

Chief Accounting Officer

EXHIBIT INDEX

Exhibit No.

Exhibit

99.1

Press Release, dated July 11, 2003, announcing that James L. Moore, Jr. will join the Board of Directors effective immediately.  Mr. Moore will replace Jerry H. McClellan, who is retiring after serving on the CTC Board for 19 years.

Exhibit 99.1

For Immediate Release

Contact: Linda Young

July 11, 2003

   704-722-2252

   Kellee Schreiner

   704-722-2965

CT Communications Names New Director to Board

Concord, NC – CT Communications, Inc. (CTC; Nasdaq: CTCI) announced today that James L. Moore, Jr. will join the Board of Directors effective immediately.  Mr. Moore will replace Jerry H. McClellan, who is retiring after serving on the CTC Board for 19 years.

Mr. Moore was most recently with the Coca-Cola Bottling Co. Consolidated (Coke Consolidated).  He completed a career there in 2000 after serving 13 years as President and Chief Operating Officer (1987 to 2000), and remains there as Vice Chairman of the Board (2000 to present).  Under his leadership, Coke Consolidated dramatically improved financial performance, increased the number of cases sold per year from approximately 40 million to about 130 million cases, and became the highest quality producer in the Coca-Cola system.

Mr. Moore graduated from Davidson College in 1964 with a degree in Business and Economics, and obtained an MBA from the University of North Carolina at Chapel Hill in 1968, where he concentrated in finance and accounting.  He has been recognized locally and nationally in his career since then.   Currently, Mr. Moore sits on the Boards of Trustees for Presbyterian Hospital and the Presbyterian Hospital Foundation.

“We are very pleased to add Jim to our Board, he will make an excellent contribution to the future of the company,” said Mike Coltrane, Chairman and Chief Executive Officer of CT Communications, Inc.

CT Communications, Inc., which is headquartered in Concord, N.C., is a growing provider of integrated telecommunications services to residential and business customers located primarily in North and South Carolina.  CT Communications, Inc. offers a comprehensive package of telecommunications services, including local and long distance telephone services, Internet and data services and digital wireless services.